Exhibit 10.07

ORDINARY SHARE PURCHASE AGREEMENT

THIS ORDINARY SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of September 6, 2017 by and among ACM Research, Inc. (“ACM”), Ninebell Co., Ltd. (“Ninebell”) and Moon-Soo Choi (“Shareholder”). Certain definitions are used with the meanings ascribed to them in Section 1.

RECITALS

A. Ninebell is a valued supplier of robotic systems to ACM Research (Shanghai), Inc., a subsidiary of ACM, for use in the manufacture of semiconductor fabrication equipment, and ACM Research (Shanghai), Inc. is a valued customer of Ninebell.

B. In order to support and build upon their existing relationship, ACM and Ninebell desire to enter into arrangements under which each will purchase equity securities of the other.

C. Pursuant and subject to the terms and conditions of this Agreement, Ninebell proposes to sell, and ACM proposes to purchase, a total of 20,000 Ninebell Ordinary Shares (the “Shares”) for US$1,200,000, which Shares, together with 80,000 Ninebell Ordinary Shares held by Shareholder, will constitute all of the Ninebell Ordinary Shares outstanding immediately after such purchase.

D. Contemporaneously herewith, the parties are entering into a Class A Common Stock Purchase Agreement (the “Corollary Agreement”) pursuant to which, among other things, ACM proposes to sell, and Ninebell proposes to purchase, a total of 400,000 shares of ACM’s Class A common stock for US$1,000,000.

In consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “Encumbrance” means any lien, hypothecation, pledge, mortgage, security interest, charge, claim, encumbrance, option, voting trust, proxy and other arrangement or restriction of any kind or nature.

1.3 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.4 “Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are owned or used by Ninebell in the conduct of its business as now conducted.

1.5 “MAE” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of Ninebell.

1.6 “Ninebell Convertible Securities” means any evidences of indebtedness, shares or other securities of any type whatsoever of Ninebell that are, or may become, directly or indirectly convertible into or exchangeable for Ninebell Equity Securities, but excluding Ninebell Options.

1.7 “Ninebell Equity Securities” means equity securities (including Ninebell Ordinary Shares) of Ninebell, whether or not currently authorized.

1.8 “Ninebell Equity-Related Securities” means, collectively, Ninebell Equity Securities, Ninebell Convertible Securities and Ninebell Options.

1.9 “Ninebell Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Ninebell Equity Securities or Ninebell Convertible Securities.

1.10 “Ninebell Ordinary Shares” means ordinary shares of Ninebell.

1.11 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.12 “Proposed Shareholder Transfer” means any assignment, sale, offer to sell, Encumbrance, disposition or other transfer of any Shareholder Transfer Shares (or any interest therein) proposed by Shareholder.

1.13 “Proposed Shareholder Transfer Notice” means written notice from Shareholder setting forth the terms and conditions of a Proposed Shareholder Transfer.

1.14 “Prospective Transferee” means any Person to whom Shareholder proposes to make a Proposed Shareholder Transfer.

1.15 “Shareholder Transfer Shares” means Ninebell Equity-Related Securities beneficially owned by Shareholder, whether such beneficial ownership exists as of the date hereof or is acquired hereafter (including in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

2. Closing. Upon the terms and subject to the conditions of this Agreement, at a closing (the “Closing”) to be held on a date mutually agreed upon by the parties, but in no event later than seven days following the date of this Agreement:

(a)	ACM shall deliver to Ninebell a payment of US$1,200,000 by wire transfer of immediately available funds to an account designated by Ninebell at least two days prior to the Closing; and

(b)	Ninebell shall issue and deliver to ACM a certificate, duly endorsed to the order of ACM and representing the Shares, which shares shall be fully paid, non-assessable, and free and clear of all Encumbrances.

3. Representations and Warranties of ACM. ACM hereby represents and warrants to Ninebell and Shareholder as follows:

3.1 Organization and Good Standing. ACM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ACM has all requisite corporate (or similar) power and authority to carry on its business as presently conducted and as proposed to be conducted.

3.2 Authorization. All corporate action required to be taken to authorize ACM to enter into and perform this Agreement has been taken. This Agreement constitutes a valid and legally binding obligation of ACM, enforceable against ACM in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event that results in the creation of any Encumbrance upon any assets of ACM or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to ACM.

3.4 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of ACM, threatened against or by ACM that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4. Representations and Warranties of Ninebell. Ninebell and Shareholder hereby severally represent and warrant to ACM as follows:

4.1 Organization and Good Standing. Ninebell is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Korea. Ninebell has all requisite corporate (or similar) power and authority to carry on its business as presently conducted and as proposed to be conducted.

4.2 Authorization. All corporate action required to be taken to authorize Ninebell to enter into and perform this Agreement, including the issuance of the Shares, has been taken. This Agreement constitutes a valid and legally binding obligation of each of Ninebell and Shareholder, enforceable against each of Ninebell and Shareholder in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Capitalization. The capital stock of Ninebell outstanding as of the date hereof consists, and as of immediately prior to the Closing will consist, of 80,000 Ninebell Ordinary Shares, all of which are and will be held of record and beneficially by Shareholder. When issued and delivered in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions created by or imposed by this Agreement.

4.4 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial or local governmental authority of the Republic of Korea is required on the part of Ninebell or Shareholder in connection with the consummation of the transactions contemplated by this Agreement, except for such other actions as have been timely taken by Ninebell or Shareholder prior to the date hereof.

4.5 Compliance with Other Instruments. Ninebell is not in violation or default (a) of any provisions of its organizational documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of any Korean or U.S. federal statute, rule or regulation applicable to Ninebell, the violation of which would have an MAE. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of Ninebell or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Ninebell.

4.6 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Ninebell or Shareholder, threatened against or by Ninebell or Shareholder that (a) would have an MAE or (b) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.7 Intellectual Property. Ninebell owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property without any known conflict with, or infringement of, the rights of others. To the knowledge of Ninebell and Shareholder, no product marketed or sold (or proposed to be marketed or sold) by Ninebell violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property, nor is Ninebell bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. For purposes of this Section 4.7, Ninebell or Shareholder shall be deemed to have “knowledge” of a patent right if such party has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to U.S. patent laws.

4.8 Permits. Ninebell has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have an MAE. Ninebell is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4.9 Certain Transactions. There are no agreements, understandings or proposed transactions between Ninebell, on the one hand, and any of the officers, directors, consultants or employees, or any Affiliate of any of the foregoing, of Ninebell, on the other hand. Ninebell is not indebted, directly or indirectly, to any of its directors, officers or employees, or to any spouse, child or Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the directors, officers or employees of Ninebell, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Ninebell.

4.10 Financial Statements. Ninebell has made available to ACM its financial statements as of, and for the years ended, December 31, 2015 and 2016 (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and operating results of Ninebell as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and to the omission of footnotes. Since December 31, 2016, there has not been:

(a)	any damage, destruction or loss, whether or not covered by insurance, that could have an MAE;

(b)	any material change to a material contract or agreement by which Ninebell or any of its assets is bound or subject;

(c)	any loans or guarantees made by Ninebell to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(d)	any declaration, setting aside or payment or other distribution in respect of any of Ninebell’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Ninebell;

(e)	any sale, assignment or transfer of any of Ninebell’s Intellectual Property that could reasonably be expected to result in an MAE; or

(f)	any arrangement or commitment by Ninebell to do any of the things described in the preceding clauses (a) through (e).

4.11 U.S. Foreign Corrupt Practices Act. Neither Ninebell, nor any of its directors, officers, employees or agents (including Shareholder), has, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above, in order to assist Ninebell or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither Ninebell, nor any of is directors, officers, employees or agents, have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Ninebell has maintained, and has caused each of its Affiliates to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery or anti-corruption law. Neither Ninebell, nor to Ninebell’s knowledge none of its officers, directors or employees, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to such Act or any other anti-corruption law.

5. Additional Agreements.

5.1 Election of ACM Directors. Shareholder agrees to vote, or cause to be voted, all shares of Ninebell Equity Securities beneficially owned by Shareholder, or over which Shareholder otherwise has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)	the size of the board of directors of Ninebell shall be set and remain at three directors, unless otherwise approved by unanimous consent of the board of directors of Ninebell, including the ACM Designee; and

(b)	at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, one nominee for the board of directors of Ninebell (the “ACM Designee) selected by ACM is elected as a director of Ninebell.

5.2 Right of First Offer.

(a) Subject to the terms and conditions of this Section 5.2 (including Section 5.2(b)) and applicable securities laws, if Ninebell proposes to offer or sell any Ninebell Equity-Related Securities Ninebell shall first offer such Ninebell Equity-Related Securities to ACM.

(i) Ninebell shall give notice (the “Ninebell Offer Notice”) to ACM, stating (A) its bona fide intention to offer such Ninebell Equity-Related Securities, (B) the number of such Ninebell Equity-Related Securities to be offered, and (C) the price and terms, if any, upon which it proposes to offer such Ninebell Equity-Related Securities.

(ii) By notification to Ninebell within 15 days after the Ninebell Offer Notice is given, ACM may elect to purchase or otherwise acquire, at the price and on the terms specified in the Ninebell Offer Notice, up to the aggregate number of Ninebell Equity-Related Securities referred to in the Ninebell Offer Notice. The closing of any sale pursuant to this Section 5.2 shall occur within the later of ninety days of the date that the Ninebell Offer Notice is given and the date of initial sale of Ninebell Equity-Related Securities pursuant to Section 5.2(a)(iii).

(iii) If all Ninebell Equity-Related Securities referred to in the Ninebell Offer Notice are not elected to be purchased or acquired as provided in Section 5.2(a)(ii), Ninebell may, during the ninety day period following the expiration of the periods provided in Section 5.2(a)(ii), offer and sell the remaining unsubscribed portion of such Ninebell Equity-Related Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Ninebell Offer Notice. If Ninebell does not enter into an agreement for the sale of the Ninebell Equity-Related Securities within such period, or if such agreement is not consummated within thirty days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Ninebell Equity-Related Securities shall not be offered unless first reoffered to ACM in accordance with this Section 5.2(a).

(b) The right of first offer in Section 5.2(a) shall not be applicable to:

(i)	Ninebell Equity-Related Securities issued by reason of a dividend, stock split, split-up or other distribution made equally on all outstanding shares of Ninebell Equity Securities;

(ii)	Ninebell Equity Securities or Ninebell Options issued to employees or directors of, or consultants or advisors to, Ninebell or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the board of directors of Ninebell, including approval of the ACM Designee;

(iii)	Ninebell Equity Securities or Ninebell Convertible Securities actually issued upon the exercise, and in accordance with the terms, of a Ninebell Option;

(iv)	Ninebell Equity Securities actually issued upon the conversion or exchange, and in accordance with the terms, of Ninebell Convertible Securities;

(v)	Ninebell Equity-Related Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the board of directors of Ninebell, including approval of the ACM Designee;

(vi)	Ninebell Equity-Related Securities issued to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions approved by the board of directors of Ninebell, including approval of the ACM Designee;

(vii)	Ninebell Equity-Related Securities issued pursuant to the acquisition of another corporation by Ninebell by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided such issuance is approved by the board of directors of Ninebell, including approval of the ACM Designee; or

(viii)	Ninebell Equity-Related Securities issued in connection with sponsored research, collaboration, technology license, development, original equipment manufacturing, marketing or other similar agreements or strategic partnerships approved by the board of directors of Ninebell, including approval of the ACM Designee.

(c) ACM may assign its rights to future issuances of Ninebell Equity Securities under this Section 5.2 to an Affiliate of, or successor entity to, ACM, provided ACM and such Affiliate or successor entity provide written notice to Ninebell of the name and address of such Affiliate or successor entity.

(d) The provisions of this Section 5.2 shall terminate and be of no further force or effect as of immediately before the consummation of Ninebell’s initial public offering within the United States, the Republic of Korea, Taiwan, or the Hong Kong Special Administrative Region of the People’s Republic of China.

5.3 Right of First Refusal.

(a) Shareholder hereby unconditionally and irrevocably grants to ACM a right of first refusal to purchase all, but not less than all, of any Shareholder Transfer Shares that Shareholder may propose to transfer in a Proposed Shareholder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b) If Shareholder proposes to make a Proposed Shareholder Transfer, Shareholder must deliver a Proposed Shareholder Transfer Notice to Ninebell and ACM not later than thirty days prior to the consummation of such Proposed Shareholder Transfer. Such Proposed Shareholder Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Shareholder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Shareholder Transfer. To exercise its right of first refusal under this Section 5.3, ACM must deliver a written notice to

Ninebell and Shareholder that ACM intends to exercise its right of first refusal as to all of the Shareholder Transfer Shares with respect to the Proposed Shareholder Transfer within thirty days after delivery of the Proposed Shareholder Transfer Notice (the “ROFR Notice Period”).

(c) If ACM does not exercise its right of first refusal in accordance with Section 5.3(b), Shareholder shall have the option to sell to the Prospective Transferee all, but not less than all, of the offered Shareholder Transfer Shares on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Shareholder Transfer Notice, it being understood and agreed that (i) any future Proposed Shareholder Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 5.3, and (ii) such sale shall be consummated within ninety days after receipt of the Proposed Shareholder Transfer Notice by ACM and, if such sale is not consummated within such ninety day period, such sale shall again become subject to the right of first refusal on the terms set forth in this Section 5.3.

(d) If the consideration proposed to be paid for the Shareholder Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the board of directors of Ninebell. If ACM cannot for any reason pay for the Shareholder Transfer Shares in the same form of non-cash consideration, ACM may pay the cash value equivalent thereof, as determined in good faith by the board of directors of Ninebell. The closing of the purchase of Shareholder Transfer Shares by ACM shall take place, and all payments from ACM shall have been delivered to Shareholder, by the later of (i) the date specified in the Proposed Shareholder Transfer Notice as the intended date of the Proposed Shareholder Transfer and (ii) thirty days after delivery of the Proposed Shareholder Transfer Notice.

(e) Any Proposed Shareholder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of Ninebell or its transfer agent, and shall not be recognized by Ninebell. Ninebell and Shareholder acknowledge and agree that any breach of this Section 5.3 would result in substantial harm to ACM for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief, and other remedies available at law or in equity (including seeking specific performance or the rescission of purchases, sales and other transfers of Shareholder Transfer Shares not made in strict compliance with this Agreement).

(f) If Shareholder becomes obligated to sell any Shareholder Transfer Shares to ACM under this Section 5.3 and fails to deliver such Shareholder Transfer Shares in accordance with the terms of this Section 5.3, ACM may, at its option, in addition to all other remedies it may have, send to Shareholder the purchase price for such Shareholder Transfer Shares as is herein specified and request that Ninebell effect such transfer in the name of ACM on Ninebell’s books any certificates, instruments, or book entry representing the Shareholder Transfer Shares to be sold.

(g) Notwithstanding anything to the contrary herein, the provisions of this Section 5.3 shall not apply to a transfer of Shareholder Transfer Shares made for bona fide estate planning purposes, either during Shareholder’s lifetime or on death by will or intestacy, to any Immediate Family Member of Shareholder, or any other relative or Person approved by majority of the board of directors of Ninebell, including the ACM Designee, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by Shareholder or any such Immediate Family Members, provided that (i) Shareholder shall deliver prior written notice to ACM of such pledge, gift or transfer and such shares of Shareholder Transfer Shares shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement (but only with respect to the securities so transferred to the transferee), including the obligations with respect to Proposed Shareholder Transfers of such Shareholder Transfer Shares and (ii) such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

5.4 Election of Ninebell Director. ACM intends to form under the laws of the Republic of Korea a direct or indirect subsidiary (“ACM Korea”) on or prior to December 31, 2017. Promptly following such formation, ACM will vote, or cause to be voted, all shares of capital stock of ACM Korea beneficially owned by ACM, or over which ACM otherwise has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, one nominee for the board of directors of ACM Korea selected by Shareholder is elected as a director of ACM Korea.

5.5 Repurchase of Shares. In the event the Closing is completed but the Follow-On Closing (as defined in the Corollary Agreement) is not completed, ACM shall have the right, but not the obligation, to demand that Ninebell and/or Shareholder to purchase the Shares from ACM for an aggregate price of US$1,200,000, provided that if the Follow-On Closing is not completed solely as the result of a material failure by ACM to perform its material obligations under the Corollary Agreement, then ACM shall have no such demand right and instead Ninebell shall have the right, but not the obligation, to require ACM to resell the Shares to Ninebell for an aggregate price of US$1,200,000. In order to exercise its rights under this Section 5.5, ACM or Ninebell (as the case may be) shall deliver written notice of such exercise to the other parties hereto in accordance with Section 6.7, and the related repurchase and resale of the Shares shall occur on a mutually agreed date no later than seven days after delivery of such notice. The provisions of this Section 5.5 shall terminate as of 5 p.m., Pacific daylight saving time, on June 30, 2017.

6. Miscellaneous.

6.1 Expenses and Taxes. Each party is responsible for all of its own expenses incurred in connection with this Agreement, including all applicable taxes.

6.2 Survival. Unless otherwise set forth in this Agreement, the representations and warranties of each party contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the other parties.

6.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware.

6.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt and: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (c) ten days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two of the recipient’s business days after deposit with an internationally recognized courier, freight prepaid, specifying one- or two-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.7. If notice is given to ACM, a copy shall also be sent to Mark L. Johnson at K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

6.8 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.9 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

6.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to a party under this Agreement, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a party of any breach or default under this Agreement, or any waiver on the part of a party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.

6.12 Entire Agreement. This Agreement and the Corollary Agreement, including the Lock-Up Agreement delivered pursuant to the Corollary Agreement, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties, including the Share Exchange Agreement dated as of March 23, 2017 and the Share Exchange Agreement dated as of August 22, 2017 among the parties, are expressly canceled.

6.13 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of California and to the jurisdiction of the U.S. District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the U.S. District Court for the Northern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ACM RESEARCH, INC.

By:	/s/ David H. Wang
David H. Wang
Chief Executive Officer and President
Address: 42307 Osgood Road, Suite I
Fremont, CA 94539 USA

NINEBELL CO., LTD.

By:	/s/ Moon-Soo Choi
Moon-Soo Choi
Chief Executive Officer

Address:	C-104, Bundang Technopark
145 Yatap-Dong, Bundang-Gu
Seongnam-Si
Gyeonggi-Do, Korea, 463-760

MOON-SOO CHOI

/s/ Moon-Soo Choi
Address:	C-104, Bundang Technopark
145 Yatap-Dong, Bundang-Gu
Seongnam-Si
Gyeonggi-Do, Korea, 463-760

Signature Page to Ordinary Share Purchase Agreement